Exhibit No. 11
                            HARDING ASSOCIATES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)


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                                                          Years Ended May 31,
                                                         1995     1994    1993
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PRIMARY
   Average shares outstanding                            4,684    4,667   4,776
   Net effect of dilutive stock options based
     on the modified treasury stock method
     (fiscal 1995 and 1994) and the treasury
     stock method (fiscal 1993) of using
     average market price                                  122      184      80
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         TOTAL                                           4,806    4,851   4,856
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   Net income                                           $2,972   $1,002  $  497
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   Net income per common share                          $ 0.62   $ 0.21  $ 0.10
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